                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        True North Communications Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                     LOGO

                                                  NOTICE OF 1998
                                                  ANNUAL MEETING OF
                                                  SHAREHOLDERS AND
                                                  PROXY STATEMENT

Dear Shareholder:

  From its official inception in January 1995, True North has recognized the two trends driving all facets of today's communications industry--global consolidation of business and the explosion of digital technology.

  To capitalize on those trends, we developed an overall strategy with two key priorities:

  1. to hold more than one global agency brand; and

  2. to use technology to create leveragable advantages for our clients.

  True North accomplished the first priority and expanded on the second as our shareholders approved the acquisition of Bozell, Jacobs, Kenyon & Eckhardt on December 30, 1997, thereby doubling the size of our Company with 1997 revenues of over $1.2 billion.

  With the acquisition, True North not only gained a second, high-quality global network with a recognized brand name--Bozell Worldwide--complementing True North's FCB Worldwide, but also a strong regional agency, Temerlin McClain. In addition, we gained a portfolio of outstanding companies in a variety of high-growing marketing communications fields like public relations, healthcare marketing, and sales promotion.

  In addition, True North added another leading company in the area of digital interactive marketing with Poppe Tyson. Along with the TN Technologies companies of Modem Media and R/GA Interactive, we have the strongest portfolio of high-growth interactive new media companies in the entire industry.

  This Proxy Statement contains details on our upcoming Annual Meeting. You will also find an enclosed proxy card to register your vote on important business items.

  Thank you for being a part of the True North family. Our goal is to enhance our Company's leadership position and the value of your share in our ongoing success. We appreciate your support.

                                          Best regards,

                                          LOGO
                                          Bruce Mason,
                                          Chief Executive Officer

                                     LOGO

                                --------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 13, 1998

                                                                 April 10, 1998

Dear Stockholder:

  The annual meeting of stockholders of True North Communications Inc. will be held on Wednesday, May 13, 1998, at The University of Chicago, Graduate School of Business Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, at 10:00 a.m., local time, to consider and take action regarding the following matters:

  1. The election of 11 directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

  2. The approval of the Earnings Performance Plan component of the True North Performance Program;

  3. The approval of certain changes to the Variable Incentive Compensation component of the True North Performance Program;

  4. The ratification of the appointment of Arthur Andersen LLP as independent auditors for 1998; and

  5. Such other matters that may properly come before the meeting and any adjournments or postponements thereof.

  The close of business on March 20, 1998 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

  Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card in the accompanying envelope to ensure that your shares will be represented. You may nevertheless vote in person if you attend the meeting.

                                          By order of the Board of Directors,

                                          LOGO
                                                  DALE F. PERONA
                                                    Secretary

STOCKHOLDERS ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                        TRUE NORTH COMMUNICATIONS INC.

                                APRIL 10, 1998

                                --------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1998

  This Proxy Statement is furnished to the stockholders of True North Communications Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the "Board of Directors") for the annual meeting (the "Annual Meeting") of stockholders to be held at The University of Chicago, Graduate School of Business Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, on Wednesday, May 13, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof. The Company's principal executive offices are located at FCB Center, 101 East Erie Street, Chicago, Illinois 60611-2897.

  As a result of the merger (the "Merger") of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("BJK&E") with and into a subsidiary of the Company pursuant to an Agreement and Plan of Merger among the Company, BJK&E and such subsidiary dated July 30, 1997 (the "Merger Agreement"), BJK&E became a part of the Company. The Merger became effective on December 30, 1997 (the "Effective Time"). The Annual Meeting will be the first annual meeting of stockholders following the Merger. In this Proxy Statement, solely for purposes of distinguishing the activities of the Company from the activities of BJK&E prior to the Merger, references to "True North" shall mean the Company as it existed prior to the Merger. References to BJK&E shall mean BJK&E as it existed prior to the Merger or as it exists after the Merger (i.e., as a wholly-owned subsidiary of the Company), as the context requires.

  This Proxy Statement, form of proxy and the Company's Annual Report for 1997 are being mailed on or about April 10, 1998 to holders of record on March 20, 1998 (the "Record Date") of the Company's common stock, par value $.33 1/3 per share (the "Common Stock").

  When you sign and return the enclosed proxy, unless otherwise indicated thereon, the shares represented thereby will be voted FOR the slate of directors described herein and FOR each of the other proposals set forth in the Notice of Meeting on the preceding page and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the proxy holders. Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum.

  Directors are elected by a plurality of the votes cast at the Annual Meeting. Shares represented by proxies marked to withhold authority to vote with respect to any nominee will be counted in determining the existence of a quorum, but will have no effect on the election of that nominee. Each of the Company's proposals to approve the Earnings Performance Plan component of the True North Performance Program and certain changes to the Variable Incentive Compensation component of the True North Performance Program and to ratify the appointment of independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote thereon. Thus, abstentions on each such proposal will have the effect of a vote against it. There is no cumulative voting as to any matter, including the election of directors.

  If you hold your shares in "street name" through a broker or other nominee, New York Stock Exchange ("NYSE") rules prohibit your broker or nominee from exercising voting discretion with respect to certain "non-routine" matters. Where you do not give your broker or nominee specific voting instructions, those matters as to which your broker or nominee does not exercise voting discretion on your behalf (because of the restrictions imposed by the NYSE or otherwise) are deemed to be "broker non-votes." Any shares represented by broker non-votes will not be counted in determining the number of shares necessary for approval of the matter in question. Shares represented by broker non-votes will, however, be counted generally in determining the existence of a quorum. Both the election of directors and the appointment of independent auditors are considered "routine" matters under the relevant NYSE rules, and there will not be any broker non-votes with respect to those matters. The approval of the proposed Earnings Performance Plan component of the Performance Program and the approval of the proposed changes to the Variable Incentive Compensation component of the Performance Program are, however, considered non-routine matters, and any broker non-votes with respect to such matters will be treated as described above.

  Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting or by submission of a later dated proxy.

  Participants in the True North Communications Inc. Retirement Plan (formerly the True North Communications Inc. Stock Purchase Plan) and the True North Communications Inc. Profit Sharing and Savings Plan for BJK&E (together, the "Retirement Plans") or their beneficiaries who receive this Proxy Statement in their capacity as such participants or beneficiaries will receive a "request for voting instructions" form in lieu of a proxy. The Retirement Plans' trustees will, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), vote the shares, in person or by proxy, in accordance with voting instructions they receive on or before May 7, 1998 from such participants or beneficiaries. Each Retirement Plan trustee will, subject to the requirements of ERISA, vote all shares for which timely instructions are not received and any shares then allocated to a suspense account under the applicable Retirement Plan in direct proportion to the voting of shares for which timely instructions are received.

  Each outstanding share of Common Stock as of the close of business on the Record Date entitles the holder thereof to one vote. As of that date, there were 44,230,856 shares of Common Stock outstanding (excluding 242,857 shares held in treasury). The presence in person or by proxy of a majority of the outstanding shares of Common Stock (excluding shares held in treasury) will constitute a quorum.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  Pursuant to the terms of the Merger Agreement, the Board of Directors was reconstituted as of the Effective Time to be comprised of twelve members as follows: six directors (Bruce Mason, J. Brendan Ryan, Richard S. Braddock, Stephen T. Vehslage, Richard P. Mayer and Michael E. Murphy) selected by the Board of Directors of True North, five directors (Charles D. Peebler, Jr., Leo-Arthur Kelmenson, David A. Bell, Donald M. Elliman, Jr. and W. Grant Gregory) selected by the Board of Directors of BJK&E and one director selected by Publicis Communication. All twelve directors were elected at the special meeting of stockholders of the Company held on December 30, 1997, to serve until the Annual Meeting or until their respective successors are elected and qualified. The designee of Publicis Communication subsequently resigned, and Publicis Communication no longer has a right to designate a nominee to the Board of Directors.

  The Board of Directors has nominated and recommends the election of each of the eleven nominees set forth below as a director of the Company to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. If any nominee is unable to accept nomination or election, which the Board of Directors has no reason to anticipate, shares represented by proxies will be voted for the election of such other person as the Board of Directors may recommend unless the Board of Directors chooses to reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

  The following sets forth information as to each nominee for election at the Annual Meeting, including age as of March 16, 1998, principal occupation and employment during the past five years, directorships in other publicly-held companies and period of service as a director of the Company.

  Bruce Mason, 58, has served as Chief Executive Officer of the Company from May 1991 to present and as the Chairman of the Board of Directors from May 1991 until the Merger. Prior to 1991, he held other senior executive positions with the Company.

  Charles D. Peebler, Jr., 61, has served as President of the Company, Chairman and Chief Executive Officer of True North Diversified Companies and a director of the Company since the Merger. Mr. Peebler has served as Chief Executive Officer, President and a director of BJK&E since January 1986, and, for a period of more than 20 years prior thereto, Mr. Peebler served as Chief Executive Officer, President and a director of Bozell & Jacobs (one of the companies that was merged to form BJK&E). Mr. Peebler is a director of American Radio Systems Corp. (radio towers).

  Richard S. Braddock, 56, has served as a director of the Company since 1994 and as the non-executive Chairman of the Board of Directors since the Merger. From 1994 to 1995, Mr. Braddock was a Partner of Clayton, Dubilier & Rice, Inc.; he was the Chief Executive Officer of Medco Containment Services, Inc. (retail catalog and mail order house) in 1993; and he was the President and held other executive positions with Citicorp from 1973 to 1992. Mr. Braddock is a director of Eastman Kodak Co., Cadbury Schweppes Plc, E*Trade Group, Inc. (securities broker/dealer) and AmTec, Inc. (telephone communications). He is also a director and the non-executive Chairman of Ion Laser Technology, Inc. (electrical machinery, equipment and supplies).

  David A. Bell, 54, has served as a director of the Company since the Merger and as a director of BJK&E since 1986. Mr. Bell has been Vice Chairman and a member of the Executive Committee of BJK&E since January 1986 and has been President and Chief Executive Officer of Bozell Worldwide, Inc., a BJK&E subsidiary ("Bozell Worldwide"), since 1994.

  Donald M. Elliman, Jr., 53, has served as a director of the Company since the Merger and has served as a director of BJK&E since 1991. Mr. Elliman is currently a director and an Executive Vice President of Time Inc. Mr. Elliman was the President of Sports Illustrated from September 1992 through January 1998 and has held various senior sales/marketing and publishing positions with Time Inc. since 1967.

  W. Grant Gregory, 56, has served as a director of the Company since the Merger and as a director of BJK&E since 1987. Mr. Gregory has been the Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm, since June 1987. Mr. Gregory retired as Chairman of the Board of Touche Ross & Co. in 1987. Mr. Gregory is a director of Ambac Financial Group, Inc. (financial services), HCIA Inc. (health care information), and InaCom Corp. (technology management services).

  Leo-Arthur Kelmenson, 71, has served as a director of the Company since the Merger and as a director of BJK&E since January 1986. He is also Chairman of the Board of Bozell Worldwide and Chairman of Bozell Mexico, which comprises BJK&E's various subsidiaries in Mexico. Mr. Kelmenson is a director of Tower Air, Inc. (air transportation).

  Richard P. Mayer, 58, has served as a director of the Company since May 1997. Mr. Mayer is currently retired and was formerly the Chairman and Chief Executive Officer and held other senior executive positions with Kraft General Foods North America. Mr. Mayer is a director of Brown-Forman Corporation (liquor, luggage and tableware manufacturing) and Dean Foods Company (dairy foods manufacturing).

  Michael E. Murphy, 61, has served as a director of the Company since May 1997. Mr. Murphy served as a director and held various senior executive positions with Sara Lee Corporation from 1979 through October 1997. Mr. Murphy is a director of GATX Corporation (leasing and financial services), Payless Shoe Source, Inc. (retail), Bassett Furniture Industries, Incorporated (wood household furniture) and American General Corporation (insurance). Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds).

  J. Brendan Ryan, 55, has served as a director of the Company since 1994. Mr. Ryan has been the Chairman and Chief Executive Officer of FCB Worldwide LLC since March 1996 and prior thereto has held other senior executive positions with the Company.

  Stephen T. Vehslage, 58, has served as a director of the Company since 1974. Mr. Vehslage is a consultant and was a Senior Vice President of Corning Franklin Health Inc. from 1995 to 1996. Prior thereto he held various senior executive positions with IBM Corporation.

  There are no family relationships between any of the foregoing persons.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

                         BOARD AND COMMITTEE MEETINGS

  The Board of Directors met 15 times during 1997 (all prior to the Merger). The functions and current members of the Audit, Compensation and Nominating Committees are noted below. Each incumbent director attended 75% or more of the aggregate of the number of meetings of the Board of Directors and of any committees on which such director served that were held during 1997 while such person was a director or a member of any such committee.

  Audit Committee--Messrs. Gregory, Murphy, Elliman, Mayer and Vehslage are members of the Company's Audit Committee. The functions of this Committee, which met three times during 1997 (all prior to the Merger), are (i) to review and approve the Company's internal audit program and the system of internal controls, (ii) to select independent public accountants for recommendation to the Board of Directors and stockholders for approval, and (iii) to review with such accountants the scope and results of the annual audit.

  Compensation Committee--Messrs. Mayer, Murphy, Vehslage and Elliman are members of the Company's Compensation Committee. The functions of this Committee, which met six times during 1997 (all prior to the Merger), are to determine the compensation and other material terms of employment, including the grant of options and other long-term incentive compensation, for employees who are officers of the Company and to review and approve overall compensation programs and practices of the Company.

  Nominating Committee--Messrs. Mayer, Murphy, Vehslage, Elliman and Gregory are members of the Company's Nominating Committee. The function of this Committee, which met four times during 1997 (all prior to the Merger), is to recommend to the Board of Directors nominees for election as directors. The Company's by-laws provide that stockholders may directly nominate one or more persons for election as directors at an annual meeting only if written notice of the stockholder's intent to make such nomination is received by the Secretary of the Company at least 50 days but no more than 90 days before the date of such annual meeting; provided that, in the event that less than 60 days' notice or prior public disclosure of the date of such annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

                           COMPENSATION OF DIRECTORS

  Employee directors receive no compensation for their service on the Board of Directors or committees thereof except that certain long-term employee directors, including Messrs. Mason, Ryan and Braddock are eligible for a benefit under True North's Directors Part-Time Employment Agreement. Under this Agreement, an employee director between the ages of 55 and 65 may continue employment on a part-time basis and receive part-time salary payments for five years up to the attainment of age 65. For those current directors who remain eligible to receive this benefit, part-time salary is determined as 45% of the highest five-year average compensation (salary plus variable incentive compensation) during the prior 10 years of full-time employment, reduced by 1/30 for each year of service less than 30 years.

  Directors who are not employees of the Company ("Outside Directors") are paid an annual retainer of $23,000 for their services. In addition, a per diem allowance of $2,000 is paid to Outside Directors for attendance at board meetings, committee meetings, work on special assignments or requested attendance at other management meetings. Aggregate per diem payments to Outside Directors in 1997 were $222,000. Outside Directors may elect to defer voluntarily all or a part of their annual retainers and per diem allowances. At the election of an Outside Director, deferred amounts may effectively be treated as if they were invested in Common Stock (and be credited with earnings and/or losses accordingly), and such amounts will be paid in shares of Common Stock upon termination of membership on the Board of Directors. Amounts not treated as if invested in Common Stock are credited with earnings at an annual rate of return equal to 1 1/2% above the annual rate of return on five-year U.S. Treasuries and will be paid in cash upon termination of membership on the Board of Directors. The Company also provides life insurance benefits to Outside Directors under the same life insurance program that applies to certain of its executive officers.

  The Outside Director Stock Option Plan provides for option grants with a 10-year term to Outside Directors in proportion to the total of their annual retainers and per diem allowances. The basis for granting options is a formula tied to annual growth in net income. This Plan also provides for a one-time grant of options for 4,000 shares upon an Outside Director's initial election to the Board of Directors. Under the terms of the Outside Director Stock Option Plan, during 1997, Messrs. Mayer and Murphy were each granted options for 4,000 shares at an exercise price of $18.95 per share, and, in January 1998, Messrs. Gregory and Elliman were each granted options for 4,000 shares at an exercise price of $24.9938 per share. Options awarded under the Outside Director Stock Option Plan are immediately exercisable with respect to one-third of the shares covered thereby, and an additional one-third of such options become exercisable on each of the next two anniversaries of the date of the grant. In addition, with respect to his work on various special projects, during 1997, Mr. Braddock was granted an option for 15,000 shares of Common Stock at an exercise price of $22.00 per share, an option for 50,000 shares at an exercise price of $23.0625 per share, and 350 phantom stock units, each of which, upon vesting, may be exercised for the market price of a share of Common Stock in excess of $23.0625, multiplied by 1,000. See the description of Mr. Braddock's employment agreement below under "Executive Compensation--Certain Relationships and Related Transactions--Employment Agreements" for more information concerning these stock options and phantom stock units.

  The Outside Director Retirement Plan provides a retirement benefit to Outside Directors after five years of service on the Board of Directors. The annual benefit is equal to a specified percentage of the annual retainer calculated at 5% times each year of Board service plus 5% times each year that net income growth is 15% or more, subject to a maximum of 10 years. The annual benefit is paid for five years.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee has sole authority for determining the compensation of the directors and executive officers of the Company. Stock option grants for all employees of the Company must also be approved by the Compensation Committee, and the Compensation Committee reviews and recommends changes to the direct compensation, remuneration and benefit programs for all employees of the Company.

  The Compensation Committee is comprised of the members of the Board of Directors who qualify as "non-employee directors" for purposes of relevant federal securities regulations and as "outside directors" for purposes of federal tax regulations. Members of both the pre-Merger True North Board of Directors and the pre-Merger BJK&E board of directors are represented on this Committee.

  The report of the Compensation Committee that follows addresses the executive compensation program of True North for 1997 (i.e., prior to the Merger). Following the Compensation Committee report for 1997 is a summary of the executive compensation program of BJK&E for 1997, which was based on the decisions of the BJK&E board of directors and the compensation committee thereof. Since the Merger was not consummated until December 30, 1997, the Compensation Committee did not have an opportunity in 1997 to establish compensation policies, finalize executive compensation program design or make any specific compensation decisions as related to the combined Company. The Committee is addressing these matters and reviewing compensation programs for the Company during 1998. To this end, the Earnings Performance Plan and other proposed changes to the True North Performance Program are being submitted for stockholder approval at the Annual Meeting.

REPORT ON 1997 TRUE NORTH EXECUTIVE COMPENSATION

  In addition to decisions regarding specific executive compensation matters, other actions and activities of the Compensation Committee during the year included:

  . A continuation of the practice of a comprehensive review of the overall compensation program for executives using both internal staff and external compensation consultants.

  . Approval of stock option grants to 198 key employees totaling 785,000 shares during 1997.

  . Approval of changes to the Company's retirement programs to consolidate retirement plans, to provide employees with more investment flexibility and to terminate the True North Supplemental Pension Plan.

  In making compensation decisions in 1997 for executives, the Compensation Committee was guided by the detailed pay-for-performance principles contained in the True North Performance Program, which has been in place since 1992, and by the terms of any applicable employment agreements. The material terms of the employment agreements for each of the Company's Chief Executive Officer and its four other most highly compensated executive officers are described below under "Executive Compensation--Certain Relationships and Related Transactions--Employment Agreements." The components of the True North Performance Program and the guiding principles used for 1997 administration of this Program were as follows:

    Base Salary--For corporate executives, base salary has been managed over time to remain below the average for comparable positions at competitive multinational advertising agencies. Each of the agencies included in the Advertising Index in the Company performance graph has been included in this group of competitive agencies for purposes of comparison. No minimum or maximum time interval between adjustments to base salary exists.

    Variable Incentive Compensation--The potential amount of Variable Incentive Compensation is determined by improvement in Company net income versus the prior year on an accelerated, sliding scale basis. Actual individual awards of Variable Incentive Compensation are then determined by the level of net income growth and achievement of the measurable objectives for which the individual was responsible.

    Deferred Variable Incentive Compensation--Deferred Variable Incentive Compensation is also determined by improvement in Company net income versus the prior year on an accelerated sliding scale basis, though with lower potential awards than the Variable Incentive Compensation component. Deferred Variable Incentive Compensation vests at 20% on the date of award and an additional 20% per year for each of the four subsequent years. Like Variable Incentive Compensation, actual individual awards are adjusted based on performance against measurable objectives.

    Variable Incentive Stock Options--The granting of Variable Incentive Stock Options is intended to provide the incentive for enhanced executive performance over both the short and long term. Annual grants are determined in part by the amount of improvement in Company net income versus the prior year. The Compensation Committee also may recognize the achievement of significant events in determining individual awards. The Compensation Committee took into account Performance Program criteria and attainment of individual objectives in awarding the Variable Incentive Stock Option grants reported for 1997. Variable Incentive Stock Option grants have a per share exercise price of the then current fair market value per share of Common Stock, vest over five years and are exercisable over ten years. The term "incentive" is used merely to show that these Stock Options are intended to provide an incentive for enhanced executive performance and is not meant to imply that these Variable Incentive Stock Options must be "incentive stock options" under relevant federal tax rules. The Variable Incentive Stock Options granted in 1997 are in fact "non-qualified stock options" for purposes of these tax rules.

Chief Executive Officer 1997 Compensation

  Bruce Mason has been the Chief Executive Officer of the Company since May 1991. He also served as the Chairman of the Board of Directors from May 1991 until the Merger. Compensation for 1997 for Mr. Mason was based upon the principles of the True North Performance Program in conjunction with the terms of his employment agreement, which are described below under "Executive Compensation--Certain Relationships and Related Transactions--Employment Agreements."

  Mr. Mason's base salary was last changed March 1, 1993. At this level, his base salary remains below the competitive average consistent with the True North Performance Program principles.

  Mr. Mason's Variable Incentive Compensation for 1997 was $675,000, which equals the $750,000 Variable Incentive Compensation payable in accordance with the terms of his employment agreement, reduced by $75,000 in accordance with Mr. Mason's desire (with the Compensation Committee's approval) that his annual incentive compensation correspond to an overall 10% reduction in the 1997 bonus pools of True North.

  Mr. Mason did not receive Deferred Variable Incentive Compensation for 1997 based on the criteria of the True North Performance Program.

  Finally, during 1997 Mr. Mason was granted Variable Incentive Stock Options to purchase 50,000 shares of Common Stock. These stock options were granted based on 1996 True North earnings.

INTERNAL REVENUE CODE DEDUCTION LIMIT

  Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to each of the Company's Chief Executive Officer and the four other most highly compensated executive officers as of the end of the fiscal year. However, this limit does not apply to qualifying performance-based compensation if certain requirements, including stockholder approval, are met. The Compensation Committee currently intends to structure stock options, annual and long-term bonuses and any other performance-based compensation awarded to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. To meet the stockholder approval requirement, certain aspects of the True North Performance Program are being submitted for approval at the Annual Meeting (see Proposals 2 and 3). In the future, the Compensation Committee will continue to consider ways to preserve the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

  The Compensation Committee will continue to monitor and review all aspects of the True North Performance Program.

                                          Richard P. Mayer, Chairman
                                          Donald M. Elliman, Jr.
                                          Michael E. Murphy
                                          Stephen T. Vehslage

                                          Members of the Compensation
                                          Committee

REPORT ON 1997 BJK&E EXECUTIVE COMPENSATION

  The board of directors of BJK&E and the compensation committee thereof were responsible for determining the compensation for 1997 of the executive officers of BJK&E. This compensation consisted of base salary, annual incentive bonuses and participation in the various employee benefit programs generally available to executives of BJK&E. In certain cases, these items of compensation, certain other fringe benefits and related terms of employment for individual executives have been set forth in employment agreements entered into between the individual executives and BJK&E. The material terms of the employment agreements for Messrs. Peebler, Kelmenson and Bell are set forth below under "Executive Compensation--Certain Relationships and Related Transactions--Employment Agreements."

            PROPOSED CHANGES TO THE TRUE NORTH PERFORMANCE PROGRAM

  The True North Performance Program is the term used to describe the compensation programs applicable to many of the Company's top executives. The Program provides incentives to executives to manage for the continued growth of the Company, as only through significant growth can executive compensation be at or near the top of comparable competitive positions.

  During the first quarter of 1998, the Compensation Committee, with the assistance of senior management and independent compensation consultants, has undertaken a thorough review of the various components of the Performance Program. Based on the results of this review, the Compensation Committee has proposed to implement a revised Performance Program which is intended to unify the Company under one incentive program and to tie executive compensation not only to the achievement of earnings growth and healthy operating margins but also to the achievement of long-term growth in stockholder value. Under the proposed revised Performance Program, the Compensation Committee intends to align incentive compensation more closely with the achievement of fairly aggressive long-term stock price growth targets.

  In 1994, the Company's stockholders approved the variable incentive components of the Company's Performance Program so that performance-based compensation would not be subject to the limits imposed by Section 162(m) of the Code. Because of the changes to the Performance Program proposed by the Compensation Committee, stockholders are being asked to approve two components of the revised Performance Program so that future performance-based compensation provided under these components of the Performance Program will not be subject to the Section 162(m) limits. First, the proposed Earnings Performance Plan component of the Performance Program, which is described in more detail under "Proposal 2--Earnings Performance Plan" below, has been approved by the Board of Directors and is being submitted to stockholders for approval. This plan is designed to replace the Deferred Variable Incentive Compensation component of the Performance Program for eligible executives and is consistent with the revised Performance Program. Second, certain changes are proposed to be made to the Variable Incentive Compensation component of the Performance Program. This component and the proposed changes are described in more detail under "Proposal 3--Variable Incentive Compensation" below.

                     PROPOSAL 2--EARNINGS PERFORMANCE PLAN

  The Earnings Performance Plan (the "Plan") is the component of the Performance Program that is intended to provide a portion of the multi-year incentive award opportunity for certain senior executives. Upon the recommendation of the Compensation Committee, the Board of Directors approved the Plan in March 1998. Subject to stockholder approval, the Plan will be effective immediately, and the initial performance period over which awards may be earned will be the three-year period ending on December 31, 2000. The terms of the Plan are summarized below, which summary is qualified by the full text of the Plan set forth in Annex I to this Proxy Statement.

  Purpose. The purpose of the Plan is to provide an incentive to certain senior executives of the Company to enhance the long-term earnings and stock growth of the Company by providing the opportunity for awards to such executives that are linked to such growth.

  Eligibility. Only the most senior executives of the Company, currently 31 persons, will be eligible to participate in the Plan. The Compensation Committee will have the discretion to select from among this group the specific individuals who will be eligible to participate for each applicable "performance period."

  Administration. The Plan will be administered by the Compensation Committee, which, in addition to determining who will participate, will also be responsible for determining the specific performance criteria and performance targets that will apply and the extent to which such targets have been satisfied.

  Summary of Major Plan Terms. The Compensation Committee will determine each period over which performance will be measured (a "performance period"). As noted above, subject to stockholder approval, the initial performance period will be the three-year period ending December 31, 2000. Subsequent performance periods, which will not be less than one year in duration, will be determined by the Compensation Committee. For each performance period, the Compensation Committee will establish performance targets for each participating executive. The performance targets may be based on any one or more of the following business criteria: earnings per share, net income, operating income, return on equity, return on assets, total shareholder return, return on capital, market share, stock price, sales, costs, cash flow, retained earnings and cost management or any combination thereof, and must be established while the performance relative to the target remains substantially uncertain. The performance targets may also be based on the attainment of specified levels of performance of the Company under one or more of the above criteria relative to the performance of other companies.

  When setting performance targets, the Compensation Committee shall determine a minimum level of performance under which no award will be paid and a maximum award that may be paid with respect to performance at or above a certain level. In so doing, the Compensation Committee intends to tie the amount of awards, if any, to the achievement of both significant and sustained Company growth in performance over the entire performance period. The maximum award will be paid only in situations of extremely superior performance, and, under the Plan, the absolute maximum award for any participating executive for any performance period cannot be more than 75% of the executive's annual base salary as of the first day of such performance period.

  At the end of each performance period, the Compensation Committee will determine the extent to which the performance targets have been attained and the corresponding awards, if any, to be paid. Subject to the Compensation Committee's discretion to defer the receipt of or reduce (but not increase) the amount of awards, all resulting awards will be paid, net of applicable taxes, in the form of cash bonuses as soon as practicable after the end of the applicable performance period.

  Any executive who has been designated as eligible to participate in the Plan for a performance period but who, prior to the end of such performance period, voluntarily or involuntarily terminates his or her employment with the Company for any reason other than death, disability or retirement, shall forfeit his or her right to receive any award at the end of such performance period. An executive who dies during a performance period or terminates his or her employment with the Company during a performance period because of his or her disability or retirement (as defined in the Plan) may, at the discretion of the Compensation Committee, remain eligible to receive (or, in the event of death, to have his or her designated beneficiary receive) a pro-rated portion of the award that would have been paid to such executive had he or she remained employed through the end of the performance period.

  Amendment and Termination. The Board of Directors or the Compensation Committee may amend or terminate the Plan at any time; provided that, unless the stockholders have approved thereof, no such amendment may increase the maximum individual award stated above, modify the requirements as to eligibility for participation or change the available objective business criteria upon which performance targets may be based.

  New Plan Benefits. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Plan if the Plan is adopted by stockholders or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the Plan had been in effect at that time.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors believes that it is desirable and in the best interest of the Company and its stockholders to enable the Company's executive incentive compensation arrangements to comply with the performance-based compensation exemption of Section 162(m). The Board further believes that the proposed Earnings Performance Plan component of the True North Performance Program is consistent with the goal of the Company to equate executive compensation with long-term growth in Company earnings and stockholder value.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED EARNINGS PERFORMANCE PLAN COMPONENT OF THE PERFORMANCE PROGRAM DESCRIBED AS PROPOSAL 2 ABOVE.

                  PROPOSAL 3--VARIABLE INCENTIVE COMPENSATION

  Under the Variable Incentive Compensation component of the Performance Program, eligible executives can receive annual bonuses based on the level of achievement of specified performance targets. This component of the Performance Program continues to apply to the Company's Management Board, which is currently comprised of nine individuals. Other senior executives may also be eligible to participate at the discretion of the Compensation Committee. In the past, the potential amount of Variable Incentive Compensation has been determined by improvement in Company net income versus the prior year. Beginning in 1998, subject to approval by the Company's stockholders, improvement in operating income will be the primary benchmark for many eligible executives, while earnings per share growth targets may be implemented for certain other executives, and the Compensation Committee may also select from among the following performance criteria in setting performance targets: net income, return on equity, return on assets, total shareholder return, return on capital, market share, stock price, or any combination thereof.

  The actual growth targets are reviewed and approved annually by the Compensation Committee. In the past, the maximum annual cash opportunity was between 70% and 140% of base salary by individual executive, with the highest maximum percentage applicable only to the Company's Chief Executive Officer. Under most normal circumstances, due to fairly aggressive targets, the annual cash opportunity under the proposed revised Variable Incentive Compensation component will be no higher (and often less) than the cash opportunity available in past years. Only in situations of extremely superior performance will the annual cash opportunity rise to the revised absolute maximum level, which is between 67.5% and 150% of base salary (as in effect as of the first day of the year) by individual executive, again with the highest maximum percentage applicable only to the Company's Chief Executive Officer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors believes that it is desirable and in the best interest of the Company and its stockholders to enable the Company's executive incentive compensation arrangements to comply with the performance-based compensation exemption of Section 162(m). The Board further believes that the proposed changes to the annual Variable Incentive Compensation component of the Earnings Performance Plan are consistent with the goal of the Company to equate executive compensation with annual growth in Company earnings and stockholder value.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED CHANGES TO THE VARIABLE INCENTIVE COMPENSATION COMPONENT OF THE PERFORMANCE PROGRAM DESCRIBED AS PROPOSAL 3 ABOVE.

                PROPOSAL 4--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the fiscal year 1998. This firm of independent public accountants has served the Company in this capacity since 1943. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will also be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR 1998.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements thereof, the proxies will be voted in the discretion of the proxy holders.

                            EXECUTIVE COMPENSATION

  The Summary Compensation Table below shows the compensation for the past three fiscal years for the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                     ANNUAL COMPENSATION                   COMPENSATION
                          -------------------------------------------- ---------------------
                                                                          AWARDS    PAYOUTS
                                                                       ------------ --------
                                                                        SECURITIES
                                                          OTHER ANNUAL  UNDERLYING    LTIP    ALL OTHER
   NAME AND PRINCIPAL                                     COMPENSATION OPTIONS/SARS PAYOUTS  COMPENSATION
        POSITION          YEAR SALARY($)(1)  BONUS($)        ($)(4)       (#)(5)     ($)(6)     ($)(7)
------------------------  ---- ------------ ----------    ------------ ------------ -------- ------------
Bruce Mason.............  1997   $600,000   $  675,000(2)  $   15,163     50,000         --    $413,057
 Chief Executive Officer  1996   $600,000   $  400,000            --      42,000    $210,000   $511,759
 of the Company           1995   $600,000   $  580,000            --      46,200         --    $451,326
Charles D. Peebler, Jr..  1997   $959,680   $  981,285(3)  $    5,561        --          --    $ 81,793
 President of the Com-    1996   $959,680   $  984,178     $   13,623        --          --    $155,037
 pany and Chairman and    1995   $959,680   $  984,695     $    5,666        --          --    $186,236
 Chief Executive Officer
 of the True North Di-
 versified Companies
Leo-Arthur Kelmenson....  1997   $870,630   $1,009,605(3)  $1,170,856        --          --    $ 85,378
 Chairman of Bozell       1996   $842,635   $  506,717     $  150,356        --          --    $ 32,532
 Worldwide and of Bozell  1995   $821,775   $  505,728     $  154,839        --          --    $ 30,070
 Mexico
David A. Bell...........  1997   $816,575   $  838,091(3)         --         --          --    $ 18,221
 President and Chief Ex-  1996   $783,406   $  500,000            --         --          --    $ 17,404
 ecutive Officer of       1995   $728,544   $  464,984            --         --          --    $ 17,735
 Bozell Worldwide
J. Brendan Ryan.........  1997   $600,000   $  663,000     $   18,531     50,000    $202,500   $324,050
 Chairman and Chief Ex-   1996   $529,167   $  400,000            --      22,300         --    $249,526
 ecutive Officer of FCB   1995   $439,583   $  460,000            --      27,500    $160,000   $253,190
 Worldwide LLC

----------------
(1) Mr. Peebler's annual base salary has been reduced for future years ($600,000 in 1998), pursuant to the employment agreement entered into in connection with the Merger (see "Executive Compensation--Certain Relationships and Related Transactions--Employment Agreements").

(2) Mr. Mason's 1997 bonus was reduced by 10% below the amount he otherwise would have been paid under the terms of the Performance Program and his employment agreement in accordance with his desire that his annual incentive compensation correspond to an overall 10% reduction in the 1997 bonus pools of True North.
(3) Bonuses for Messrs. Peebler, Kelmenson and Bell include residual bonuses paid by BJK&E, which amounted to $21,605, $21,605 and $38,091, respectively, for 1997. For 1997 and each of the other years indicated, the remainder of the total bonuses for Messrs. Peebler, Kelmenson and Bell includes regular annual incentive bonuses under the BJK&E Incentive Bonus Plan, which plan is no longer applicable to these individuals as of the Merger.
(4) For Messrs. Mason and Ryan, amounts shown in this column include various fringe benefits, including automobile allowances, club dues and financial planning. For Messrs. Peebler and Kelmenson, amounts shown in this column include payments of medical insurance premiums and, in the case of Mr. Kelmenson, housing allowances for his residences in Mexico and Long Island ($139,370 in 1997) and a tax equalization payment of $1,023,449 that effected a "gross up" to Mr. Kelmenson for the excess of his actual income tax liability that arose upon the settlement of his stock appreciation rights over the tax liability that would have arisen had such stock appreciation rights been taxable at capital gains rates.
(5) The amounts included in this column for Messrs. Mason and Ryan include stock options granted under the True North Stock Option Plan.
(6) Amounts shown in this column are the total Deferred Variable Incentive Compensation awarded in the year shown. Upon award, 20% is vested and an additional 20% vests at each of the next four anniversaries of the date of the award.
(7) For Mr. Kelmenson, amounts shown in this column for 1997 include an agreed upon $50,000 settlement of his rights with respect to the stock of DoubleClick, Inc. arising from his stock appreciation rights in BJK&E. DoubleClick, Inc. is a former subsidiary of BJK&E, the stock of which was distributed to BJK&E stockholders in October 1997. The remaining amounts shown in this column are for True North and BJK&E contributions and accruals under compensation and benefit programs for the Named Executives. The amounts are as follows:
    . The True North contribution to the True North Profit Sharing Plan was
      $11,449 for 1997 for each of Messrs. Mason and Ryan.
    . The True North matching contribution to the True North Stock Purchase
      Plan was $4,750 for 1997 for each of Messrs. Mason and Ryan.
    . The True North matching contribution to the True North Stock Purchase
      Integration Plan for 1997 was $33,725 for each of Messrs. Mason and Ryan.
    . The True North contribution to the True North Profit Sharing
      Integration Plan for 1997 was $70,406 for each of Messrs. Mason and Ryan.
    . The amount accrued under the True North Directors Part-Time
      Employment Agreement for 1997 was $278,975 for Mr. Mason and $193,960 for Mr. Ryan.
    . The Company-paid amount for life insurance for 1997 was $13,752 for Mr. Mason, $60,167 for Mr. Peebler, $26,145 for Mr. Kelmenson and $ 9,760 for Mr. Ryan.
    . The BJK&E contributions for 1997 to the BJK&E Profit Sharing Plan and the Bozell Inc. Stock Bonus Plan were $6,398 for each of Mr. Peebler, Mr. Kelmenson and Mr. Bell.
    . The BJK&E matching contributions for 1997 to the BJK&E Profit Sharing
      Plan were $2,836 for Mr. Kelmenson and $2,668 for Mr. Bell.
    . The amount accrued under the BJK&E Executive Wealth Accumulation Plan for 1997 was $15,228 for Mr. Peebler and $9,155 for Mr. Bell.

                                 STOCK OPTIONS

  During 1997, stock option grants covering 785,000 shares of Common Stock were awarded to 198 key employees under the True North Stock Option Plan. Each option has an exercise price of the fair market value on the date of the award, vests over five years and is exercisable over ten years. No stock option grants were made in 1997 under the BJK&E Stock Option Plan. The option grants in 1997 for the Named Executives are shown in the following table.

                                       INDIVIDUAL GRANTS                   POTENTIAL
                          -------------------------------------------     REALIZABLE
                                      PERCENT OF                       VALUE AT ASSUMED
                          NUMBER OF     TOTAL                           ANNUAL RATES OF
                          SECURITIES   OPTIONS                            STOCK PRICE
                          UNDERLYING  GRANTED TO                       APPRECIATION FOR
                           OPTIONS   EMPLOYEES IN EXERCISE                OPTION TERM
                           GRANTED   FISCAL YEAR   PRICE   EXPIRATION -------------------
          NAME              (#)(1)      (%)(2)     ($/SH)     DATE     5%($)     10%($)
          ----            ---------- ------------ -------- ---------- -------- ----------
Bruce Mason.............    50,000       6.4%      $20.00    3/5/07   $628,895 $1,593,743
Charles D. Peebler, Jr..       --        --           --        --         --         --
Leo-Arthur Kelmenson....       --        --           --        --         --         --
David A. Bell...........       --        --           --        --         --         --
J. Brendan Ryan.........    50,000       6.4%      $20.00    3/5/07   $628,895 $1,593,743

                       OPTION GRANTS IN LAST FISCAL YEAR

----------------
(1) Options were granted at market price on the date of grant. Subject to accelerated vesting upon certain termination of employment events, as set forth in the employment agreements entered into between the Company and each of Messrs. Mason and Ryan, the options granted to Messrs. Mason and Ryan are exercisable at a rate of 20% per year beginning on the first anniversary of the date of grant.
(2) The percentages shown in this table are based on total options granted by True North in 1997 on 785,000 shares of Company Common Stock.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEARAND FISCAL YEAR-END
                               OPTION/SAR VALUES

  The number of options exercised during 1997, the number of options held and their value at year end for the Named Executives are shown in the following table:

                                                  NUMBER OF SECURITIES
                           SHARES                UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                          ACQUIRED               OPTIONS/SARS AT FY-END   MONEY OPTIONS/SARS AT FY-END
                             ON      VALUE               (#)(1)                      ($)(2)
                          EXERCISE REALIZED     ------------------------- -----------------------------
          NAME              (#)       ($)       EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
          ----            -------- ---------    ----------- ------------- -----------------------------
Bruce Mason.............    --           --       184,280      145,420    $     1,500,926 $     737,389
Charles D. Peebler, Jr..    --           --       153,000          --     $     3,014,253           --
Leo-Arthur Kelmenson....      0    2,797,188(3)   255,000          --     $     5,023,755           --
David A. Bell...........    --           --       102,000          --     $     2,139,501           --
J. Brendan Ryan.........    --           --        72,620       95,780    $       600,352 $     483,841

----------------
(1) The unexercised options outstanding for Messrs. Peebler, Kelmenson and Bell were granted prior to the Merger under the BJK&E Stock Option Plan. For consistency of presentation, the shares underlying these options have been adjusted to reflect the number of shares of Common Stock into which each outstanding share of BJK&E common stock was converted pursuant to the Merger Agreement (at an exchange ratio of 0.51 share of Common Stock for each share of BJK&E common stock).

(2) The values shown in the table are based on the $24.75 per share closing price of Company Common Stock on December 31, 1997, less the exercise price of the options.
(3) Pursuant to an automatic exercise of Mr. Kelmenson's stock appreciation rights upon consummation of the Merger.

                           SUPPLEMENTAL PENSION PLAN

  The True North Communications Inc. Supplemental Pension Plan covers eligible employees of the Company (including Messrs. Mason and Ryan but none of the other Named Executives) and works in conjunction with one of the Company's primary retirement programs, the True North Retirement Plan, to guarantee that total retirement benefits will not fall below a prescribed minimum level.

  The Supplemental Pension Plan provides for a retirement benefit of 45% of final average pay reduced by 1/30th for each year of service less than 30. This benefit is then offset by 19.5% of social security final average compensation and the annuity value of an individual's account under the profit-sharing component of the Retirement Plan. The table below shows amounts without regard to these offsets, the maximum recognizable compensation limit ($160,000 in 1997) or the maximum annual retirement benefit ($125,000 in 1997). Compensation as defined in the Supplemental Pension Plan includes salary and incentive payments.

                              PENSION PLAN TABLE

                                                 YEARS OF SERVICE
                                   --------------------------------------------
AVERAGE ANNUAL COMPENSATION           15       20       25       30       35
---------------------------        -------- -------- -------- -------- --------
$300,000.......................... $ 67,500 $ 90,000 $112,500 $135,000 $135,000
 400,000..........................   90,000  120,000  150,000  180,000  180,000
 500,000..........................  112,500  150,000  187,500  225,000  225,000
 600,000..........................  135,000  180,000  225,000  270,000  270,000
 700,000..........................  157,500  210,000  262,500  315,000  315,000
 800,000..........................  180,000  240,000  300,000  360,000  360,000

  As of December 31, 1997, Mr. Mason had 29 years and Mr. Ryan had 6 years of credited service with the Company for qualification in the Supplemental Pension Plan. The remaining Named Executives do not have any credited service under the Supplemental Pension Plan and therefore are not eligible to participate in the Supplemental Pension Plan.

  Effective December 31, 1997, the Company terminated the Supplemental Pension Plan. Accordingly, no service or compensation earned after that date will be counted in determining one's benefit, if any, under the Supplemental Pension Plan. The Company is in the process of determining whether Mr. Mason and/or Mr. Ryan will, upon termination of employment, receive a benefit under the terminated Supplemental Pension Plan with respect to their service and compensation earned through December 31, 1997. In the event it is determined that either of these Named Executives will be entitled to such a benefit, the trust under the Supplemental Pension Plan will satisfy this obligation by purchasing annuity contracts, and the ultimate payment to such Named Executive will be made from such annuity contract after his termination of employment with the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

  The Company has entered into employment agreements with each of the Named Executives and Mr. Braddock, all of which are summarized below.

  Mr. Mason entered into an Employment Agreement (the "Mason Employment Agreement") with the Company effective as of the Effective Time. The Mason Employment Agreement provides that Mr. Mason will serve as Chief Executive Officer of the Company on a full-time basis from December 1, 1997 through the end of the fifteenth month thereafter unless terminated earlier by the Company. The Mason Employment Agreement provides for a base salary of $600,000 per year and incentive compensation in accordance with the Company's Performance Program; provided that the aggregate amount of Mr. Mason's base salary and incentive compensation for the calendar year shall not be less than the greater of $1,350,000 or the aggregate amount of salary and bonus paid during such calendar year to the President of the Company. Under the Mason Employment Agreement, Mr. Mason is also entitled to receive stock options in accordance with the Company's variable incentive stock option program at least equivalent to options received by the President of the Company, and upon the termination or expiration of Mr. Mason's term of employment, such stock options shall be fully exercisable until the end of their full term. Mr. Mason is also entitled to participate in the Company's employee benefit plans generally available to senior executives. Upon the expiration of Mr. Mason's term of full-time employment, he shall be employed on a part-time basis through August 31, 2001 and receive annual cash compensation of $1,350,000 and a continuation of benefits. After August 31, 2001, he shall participate in the Company's Directors Part-Time Employment Agreement with all age and service requirements deemed to have been satisfied and with the benefit calculated at 45% of final average annual compensation (as defined in the Directors Part-Time Employment Agreement). In the event of the termination of Mr. Mason's full-time employment by the Company prior to the expiration of the fifteen-month period, the Company would pay Mr. Mason his salary and incentive compensation through the date of such termination. If such termination is without cause and not for reason of disability or death, Mr. Mason would become a part-time employee of the Company for two and one half years following such termination. Regardless of the reason for such termination, Mr. Mason (or, in the event of his death, his executor) would be entitled to receive compensation of $1,350,000 per year and a continuation of benefits for this two and one-half year period. In the case of termination for death or disability, Mr. Mason's wife would be entitled to a continuation of medical insurance coverage for such period. Mr. Mason is also protected by the Company's Asset Protection Plan, which provides for annual payments of base salary plus bonus (the highest bonus in the last three years) for three years if Mr. Mason's employment is terminated as a result of a change in control of the Company. The Mason Employment Agreement also provides that Mr. Mason shall not compete with the Company during the term of his full-time employment and for five years thereafter, except that Mr. Mason may compete with the Company by giving the Company 60 days' notice prior to commencing such competitive activity and by releasing the Company from all further obligations under the Mason Employment Agreement other than pursuant to retirement plans.

  Mr. Peebler entered into an Employment Agreement (the "Peebler Employment Agreement") with the Company effective as of the Effective Time. The Peebler Employment Agreement provides that Mr. Peebler will serve as President of the Company and Chairman and Chief Executive Officer of the True North Diversified Companies. The term of the Peebler Employment Agreement is four years from the Effective Time unless terminated earlier by the Company or by Mr. Peebler for reasons defined in the Peebler Employment Agreement. The Peebler Employment Agreement provides for an initial base salary of $600,000 per year and incentive compensation in accordance with an incentive compensation system recommended by the Compensation Committee of the Board of Directors; provided that the aggregate amount of Mr. Peebler's base salary and incentive compensation for each calendar year shall be not less than the greater of $1,350,000 or the aggregate amount of salary and bonus paid during such calendar year to the Chief Executive Officer of the Company. Under the Peebler Employment Agreement, Mr. Peebler will also be entitled to receive stock options in accordance with the Company's variable incentive stock option program at least equivalent to options received by the Chief Executive Officer of the Company, and, upon the termination or expiration of Mr. Peebler's term of employment, such stock options shall be fully exercisable until the end of their full term. The Company has also agreed to continue to provide $2,000,000 of split-dollar life insurance to Mr. Peebler during the term of his employment and the term of any consultancy, as described below. Mr. Peebler is also entitled to participate in the Company's employee benefit plans generally available to senior executives of BJK&E, and the Company will provide Mr. Peebler with an automobile and a full-time driver. In the event of the termination of Mr. Peebler's employment by the Company without cause or by Mr. Peebler for reasons set forth in the Peebler Employment Agreement, the Company would pay Mr. Peebler his unpaid base salary and expenses as well as incentive compensation until the date of the notice of termination and would pay Mr. Peebler a lump-sum payment, within 30 days of the date of the notice of termination (or in the case of incentive compensation, within 30 days of the date of determination of the amount thereof), in an amount equal to three times the sum of his annual base salary and incentive compensation in effect immediately preceding his notice of termination or, if higher, for the immediately preceding calendar year. Mr. Peebler and his wife would also be entitled to continuation of their medical benefits until their respective deaths. The Peebler Employment Agreement also provides that in the event Mr. Peebler's employment is terminated by death or disability, the Company would pay Mr. Peebler or his representative or beneficiary a lump-sum payment, within 30 days after such termination (or in the case of incentive compensation, within 30 days after determination thereof), in an amount equal to the sum of his unpaid base salary and expenses, as well as incentive compensation through the date of such termination, the compensation and benefits to which he would have been entitled for his otherwise remaining four-year term of employment, and an amount equal to 60% of his base salary and incentive compensation in effect immediately preceding such termination (or, if higher, for the immediately preceding calendar year) for a five-year period, reduced by the amount of compensation and benefits paid with respect to his otherwise remaining four-year term of employment. In the event of such death or disability, or if the Peebler Employment Agreement expires after its four-year term, Mr. Peebler and his wife would be entitled to continuation of their medical benefits until their respective deaths. The Peebler Employment Agreement also provides that Mr. Peebler may, at any time after February 28, 1999 and before June 30, 1999, elect to terminate his employment and, if he so chooses, become a consultant to the Company for a five-year period. If Mr. Peebler so elects, he would be entitled to the compensation and benefits to which he would otherwise have been entitled for his otherwise remaining term of employment (i.e., until December 30, 2001), and, for the balance of such five-year period, he would be entitled to cash compensation equal to 60% of his base salary and incentive compensation in effect immediately preceding his notice of termination or, if higher, for the immediately preceding calendar year. Mr. Peebler and his wife would also be entitled to continuation of their medical benefits until their respective deaths. The Peebler Employment Agreement also provides that Mr. Peebler shall not compete with the Company during the term of his employment, for the unexpired employment term that otherwise would have been remaining but for termination thereof by the Company for cause or by Mr. Peebler for other than certain reasons specified in the Peebler Employment Agreement or during the period after February 28, 1999 and before June 30, 1999 and for the term of any consultancy, except that Mr. Peebler may compete with the Company by giving the Company 60 days' notice prior to commencing such competitive activity and by releasing the Company from all further obligations under the Peebler Employment Agreement other than pursuant to retirement plans.

  Pursuant to an employment agreement dated as of March 30, 1992 between BJK&E and Leo-Arthur Kelmenson, as amended to date (the "Kelmenson Employment Agreement"), Mr.

Kelmenson is employed by BJK&E as Chairman of the Board of Directors of Bozell Worldwide and Chairman of Bozell Mexico for a term expiring on March 31, 2001. The Kelmenson Employment Agreement provides that Mr. Kelmenson will be a consultant to the Company for a term commencing on April 1, 2001 and ending on March 31, 2005. During the term of the Kelmenson Employment Agreement, Mr. Kelmenson's base compensation is based on an initial 1991 annual rate, which has been adjusted for inflation every year. His 1997 annual rate of base compensation was $870,630. The Kelmenson Employment Agreement also provides that Mr. Kelmenson is eligible to receive annual incentive bonuses (based on two separate bonus pools), stock options, certain fringe benefits (including life insurance coverage, provision of automobiles, travel and medical expense reimbursement, and a bonus equal to the amount that may not be contributed to BJK&E's tax-qualified profit-sharing plan due to relevant federal tax law limits) and other employee benefits generally available to senior executives of BJK&E. During the term of Mr. Kelmenson's consulting arrangement, he will be entitled to receive annual compensation equal to 125% of the sum of 50% of his final annual base compensation plus $35,000. The Kelmenson Employment Agreement also provides for the continuation of such consulting fees for a specified period of time in the event of Mr. Kelmenson's death during the consulting period. The Kelmenson Employment Agreement further provides that if BJK&E fails to elect Mr. Kelmenson as Chairman of the Board of Directors of Bozell Worldwide and a member of the Board of Directors of BJK&E or to continue Mr. Kelmenson in such positions, Mr. Kelmenson shall be entitled to terminate his employment with BJK&E and receive his base compensation through the full-time employment term of the Kelmenson Employment Agreement. In addition, if Mr. Kelmenson terminates his employment with BJK&E due to such an event, he shall become a consultant to BJK&E for four years under the terms described above. The Kelmenson Employment Agreement also contains a provision prohibiting Mr. Kelmenson from competing with the Company during his employment and for a specified period of time thereafter.

  Pursuant to an employment agreement dated September 13, 1985 between BJK&E and David Bell (the "Bell Employment Agreement"), Mr. Bell is employed by BJK&E as President and Chief Executive Officer of Bozell Worldwide for a term expiring on March 31, 2001. During the term of the Bell Employment Agreement, Mr. Bell will receive base compensation at an annual rate of $800,000 (as adjusted for inflation). He will also be eligible to receive annual incentive bonuses and stock options and to participate in the Company's employee benefit plans generally available to senior executives of BJK&E.

  Pursuant to an employment agreement dated as of December 31, 1996 between the Company and J. Brendan Ryan (the "Ryan Employment Agreement"), Mr. Ryan is employed by the Company as the Chairman and Chief Executive Officer of FCB Worldwide. Pursuant to the Ryan Employment Agreement, the term of Mr. Ryan's full-time employment ends on December 31, 2001. The Ryan Employment Agreement provides for a base salary of $600,000 per year (subject to periodic reviews and a minimum guaranteed increase of 10% during each 24-month period) and incentive compensation in accordance with the Company's Performance Program; provided that the aggregate amount of Mr. Ryan's base salary and incentive compensation for the calendar year shall not be less than $1,000,000. Under the Ryan Employment Agreement, Mr. Ryan is also entitled to receive stock options in accordance with the Company's variable incentive stock option program and to participate in the Company's employee benefit plans generally available to senior executives. The Ryan Employment Agreement provides that if Mr. Ryan terminates his employment with the Company due to the occurrence of one or more of specified events following a change in control (a "Qualifying Termination," as defined in the Company's Asset Protection Plan and the Ryan Employment Agreement), Mr. Ryan would be entitled to receive his base salary through the date of termination, the highest annual bonus paid to Mr. Ryan for the three fiscal years prior to the fiscal year in which the change in control occurred (pro-rated through the date of termination), any compensation previously deferred by Mr. Ryan, plus a lump-sum cash amount equal to three times Mr. Ryan's annual salary plus the highest annual bonus awarded to Mr. Ryan over the prior three fiscal years. The Ryan Employment Agreement also provides that, in the event of early termination of employment by Mr. Ryan after the occurrence of one or more of the events referred to above, any material diminution of Mr. Ryan's duties, any material change in the corporate organization or structure of business of the Company or a reduction in Mr. Ryan's base salary (also a "Qualifying Termination"), Mr. Ryan would be entitled to receive his base salary and incentive compensation (subject to a minimum of $1,000,000 per year) through the term of the Ryan Employment Agreement or for twelve months if longer (the "Severance Period"), in accordance with the Company's regular payroll practices. In connection with the execution of the Merger Agreement, the Company and Mr. Ryan agreed that if Mr. Ryan terminates his employment after any of the individuals specified in the provisions of the Merger Agreement describing the board governance and management structure following the Effective Time no longer hold the positions specified, such termination would be due to the occurrence without Mr. Ryan's consent of a material change in the corporate organization or structure of business of the Company. The Ryan Employment Agreement also provides that each stock option granted to Mr. Ryan by the Company then held by Mr. Ryan would be fully vested and would thereafter be exercisable in full for up to three years after the date of termination upon the occurrence of a Qualifying Termination (but not beyond ten years after the date of grant of such option) and that Mr. Ryan would be entitled to receive all vested and unvested amounts in his deferred variable incentive compensation account. During the Severance Period, Mr. Ryan would be entitled to participate in the Company's benefit plans and, upon expiration of the Severance Period, Mr. Ryan would be entitled to compensation and benefits payable under the Directors Part-Time Employment Agreement with all age and service requirements deemed to have been satisfied and with the benefit calculated at 45% of final average annual compensation and assuming 30 years of credited service. The Ryan Employment Agreement also contains a provision prohibiting Mr. Ryan from competing with the Company during his employment and for a specified period of time thereafter.

  Mr. Braddock entered into an Employment Agreement (the "Braddock Employment Agreement") with the Company effective as of the Effective Time. The Braddock Employment Agreement provides that Mr. Braddock will serve as the non-executive Chairman of the Board of Directors of the Company. The term of the Braddock Employment Agreement is three years from the Effective Time unless terminated earlier by the Company or by Mr. Braddock. The Braddock Employment Agreement provides for an initial base salary of $400,000 per year and incentive compensation as determined by the Board of Directors beginning in fiscal year 1998; provided that the amount of incentive compensation for fiscal year 1998 shall be not more than 50% of Mr. Braddock's base salary. Under the Braddock Employment Agreement, Mr. Braddock was also credited, as compensation for services provided to the Company in connection with the Merger, with 350 phantom stock units. Fifty of such units vested upon consummation of the Merger and 100 units will vest on each of the first three anniversaries of the Effective Date; provided that all units will vest upon a change in control of the Company (as defined in the Braddock Employment Agreement). With respect to vested units, the Company shall pay Mr. Braddock a cash amount (the "Phantom Stock Benefit") on the "Valuation Date," which is the 30th day following the fourth anniversary of the Braddock Employment Agreement or the date of Mr. Braddock's earlier termination of employment for certain reasons specified in the Braddock Employment Agreement. The amount of the Phantom Stock Benefit shall be equal to the product of the number of units vested on the Valuation Date and 1,000 multiplied by the excess of the value (as defined in the Braddock Employment Agreement) of a share of Common Stock on the Valuation Date over $23.0625. In accordance with the Braddock Employment Agreement, the Company also granted Mr. Braddock options to purchase 50,000 shares of Common Stock at $23.0625 per share, which became exercisable as of the Effective Time. Such options expire on the earliest of one year following the termination of Mr. Braddock's employment with the Company for a reason other than for cause (as defined in the agreement relating to such options), the termination of Mr.

Braddock's employment with the Company for cause and July 30, 2001. Mr. Braddock is also entitled to participate in the Company's employee benefit plans generally available to its senior executives. In the event of the termination of Mr. Braddock's employment by the Company without cause or by Mr. Braddock due to the occurrence of certain events (as enumerated in the Braddock Employment Agreement), the Company will continue to pay Mr. Braddock his salary throughout the term of the Braddock Employment Agreement and any extension thereof or twelve months, whichever is longer (the "Severance Period"), as well as incentive compensation until the date of termination and the Phantom Stock Benefit (when due). Mr. Braddock also is entitled to participate in life insurance and medical and dental benefits for as long as his salary is continued to be paid, and subsequent thereto is entitled to compensation and benefits payable under the Company's Directors Part-Time Employment Agreement, with all age and service requirements deemed to have been satisfied. The Braddock Employment Agreement also provides that in the event Mr. Braddock's employment is terminated by death or disability, the Company will continue to pay Mr. Braddock or his executor, administrator or other legal representative Mr. Braddock's current salary as well as incentive compensation until the date of termination, the Phantom Stock Benefit (when due) and all vested and unvested amounts in Mr. Braddock's deferred incentive compensation account. If Mr. Braddock's employment is terminated after a change in control (as defined in the Company's Asset Protection Plan), Mr. Braddock would be entitled to payments in accordance with the Asset Protection Plan. The Braddock Employment Agreement also provides that Mr. Braddock will not compete with the Company during the term of his employment, and will not solicit business relationships of the Company's clients during such term of employment, during the Severance Period and while he is receiving payments under the Directors Part-Time Employment Agreement.

Other Related Transactions

  For a number of years, True North and Publicis Communication ("Publicis") were involved in international arbitration proceedings relating to their European joint venture, Publicis-FCB Europe B.V. ("PBV"). True North contended in these proceedings, among other things, that Publicis failed to comply with various agreements in completing certain business acquisitions. In February 1997, True North and Publicis announced a settlement of their disputes, and on May 19, 1997, True North and Publicis entered into definitive separation agreements relating to such settlement. The intent of these agreements was to establish a new legal and business relationship between the parties such that all disputes between the parties would be resolved and each of True North and Publicis would be free to create its own separate independent agency network. Pursuant to the separation agreements, Publicis transferred its ownership of certain agencies in France, the United Kingdom, Portugal and Greece to True North. In exchange, True North transferred its 49% interest in PBV to Publicis for an additional equity interest in Publicis (raising True North's aggregate equity interest in Publicis from 20% to 26.5%). In addition, True North sold to Publicis its ownership in certain of its non-FCB branded agencies in Germany, Australia and New Zealand and agreed to assist Publicis in establishing agencies in Thailand, India and Argentina.

  The separation agreements between True North and Publicis also address several other issues, including but not limited to: the provision to True North of a means of selling its equity interest in Publicis either in a public offering or based upon appraised market values and other specified formulas; the use and ownership of each agency's brand names; the servicing of clients in markets where one party, but not the other, maintains an office; and the right of the parties to board of directors' representation under certain circumstances.

  Prior to the Merger, Mr. Peebler incurred indebtedness to BJK&E in the form of short-term advances without interest. The largest amount of such indebtedness since January 1, 1996 was $603,046. As of February 28, 1998, there was no indebtedness outstanding.

  Prior to the Merger, Mr. Kelmenson incurred indebtedness to BJK&E, a portion of which has been in the form of short-term advances without interest and a portion of which has been in the form of a short-term advance with 8% per annum interest. The largest amount of such indebtedness since January 1, 1996 was $221,538. As of February 28, 1998, the amount of the indebtedness outstanding was $30,733.

  In 1997, Mr. Kelmenson was paid $150,000 by Bozell Worldwide in exchange for his agreement to relinquish his rights in and to shares of Bozell, S.A. de C.V., a subsidiary of BJK&E.

  Gregory & Hoenemeyer, of which W. Grant Gregory is the Chairman and has an interest, has acted as a financial advisor to BJK&E since 1995. In this capacity, Gregory & Hoenemeyer received during 1997 transaction and advisory fees of approximately $595,000 from BJK&E for services performed by Gregory & Hoenemeyer related to a June 1997 transaction which raised capital for BJK&E and the BJK&E related shareholders.

  Gregory & Hoenemeyer also performed financial advisory services in connection with the Merger, including the review of strategic alternatives, the development of transaction structure, principal negotiation of price, structure, timing, key employment contracts and compensation, Board representation and accounting issues and assistance in drafting definitive documentation. For these services, Gregory & Hoenemeyer received from BJK&E a fee of approximately $2.8 million in January 1998.

                              COMPANY PERFORMANCE

  The following line graph provides a five-year comparison of cumulative total returns for the Company, the S&P 500 Composite Index and an Advertising Index comprised of: the Company, The Interpublic Group of Companies, Inc., Omnicom Group Inc., Grey Advertising Inc., Cordiant Communications Group (ADR), Saatchi & Saatchi plc (ADR) and WPP Group plc (ADR). Saatchi & Saatchi has been added to the Advertising Index for 1997 because Cordiant distributed the stock of Saatchi & Saatchi to its stockholders during that year.

  The graph assumes the investment of $100 on December 31, 1992 in the Common Stock, the S&P 500 and the Advertising Index and that all dividends are reinvested.

                                     LOGO

                                           1992 1993 1994 1995 1996 1997 3/20/98
                                           ---- ---- ---- ---- ---- ---- -------
True North................................ 100  157  144  128  155  179    226
S&P 500................................... 100  107  105  141  170  223    252
Advertising Index......................... 100  108  131  194  287  432    468

       SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS & 5% HOLDERS

  The following table shows the shares of Common Stock and phantom stock units known by the Company to be beneficially owned by each director of the Company, the Named Executives, the directors and executive officers as a group and all beneficial owners of more than 5% of the Common Stock as of March 16, 1998.

                                               NUMBER OF
                                               SHARES OF             NUMBER OF
                                                COMMON   PERCENT OF   PHANTOM
                                                 STOCK     CLASS       STOCK
NAME                                            (#)(1)     (%)(2)   UNITS (#)(3)
----                                           --------- ---------- ------------
Bruce Mason...................................   339,231       *          --
Charles D. Peebler, Jr........................ 1,571,448    3.54%         --
Leo-Arthur Kelmenson..........................   754,071    1.70%         --
David A. Bell.................................   768,655    1.73%         --
J. Brendan Ryan...............................   110,470       *          --
Richard S. Braddock...........................    85,013       *       56,162
Donald M. Elliman, Jr.........................     6,433       *          --
W. Grant Gregory (4)..........................   124,415       *          --
Richard P. Mayer..............................     8,333       *        1,753
Michael E. Murphy.............................     2,333       *          778
Stephen T. Vehslage...........................    34,000       *          --
All directors and executive officers
 as a group (16 persons)...................... 3,878,205    8.58%      58,693
Northwestern Mutual Life
 Insurance Company (5)........................ 2,822,199    6.38%         --
 720 East Wisconsin Ave.
 Milwaukee, WI 53202
Publicis Communication (6).................... 4,658,000   10.53%         --
 133 Champs Elysees
 75008 Paris, France
GeoCapital, LLC (7)........................... 2,614,380    5.91%         --
 767 Fifth Ave.
 New York, NY 10153

----------------
*  less than 1%

(1) To the knowledge of the Company, each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated. Mr. Mason's shares do not include 40 shares owned by his daughters. Mr. Mason disclaims beneficial ownership of such shares. The number of shares includes shares of Common Stock owned through the True North Retirement Plan and the True North Profit Sharing and Savings Plan for BJK&E as of December 31, 1997. The number of shares has been rounded to the nearest whole share. The number of shares includes shares of Common Stock subject to options exercisable within 60 days of March 16, 1998 as follows: Mr. Mason 235,420 shares, Mr. Peebler 153,000 shares, Mr. Kelmenson 255,000 shares, Mr. Bell 102,000 shares, Mr. Ryan 100,700 shares, Mr. Braddock 84,600 shares, Mr. Elliman 1,333 shares, Mr. Gregory 1,333 shares, Mr. Mayer 1,333 shares, Mr. Murphy 1,333 shares, Mr. Vehslage 26,200 shares, and all directors and executive officers as a group 1,000,632 shares.
(2) Shares subject to options exercisable within 60 days of March 16, 1998 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others. Percentages less than one percent are denoted by an asterisk.
(3) Represents outside directors' deferred stock account values and, in the case of Mr. Braddock, a phantom stock unit grant which, upon vesting, may be exercised for the excess of the market price of a share of Common Stock over the market price on the date of grant and for which an equivalent of 50,000 shares are vested as of March 16, 1998.
(4) A firm controlled by Mr. Gregory is also a 15% shareholder in Graham Gregory Bozell LLC, which is 40% owned by Bozell Worldwide, Inc., a wholly-owned subsidiary of BJK&E.
(5) Based upon information furnished by Northwestern Mutual Life Insurance Company in a Schedule 13G dated February 9, 1998.
(6) Based upon information furnished by Publicis Communication in Amendment No. 14 to its Schedule 13D dated February 12, 1998.
(7) Based upon information furnished by GeoCapital, LLC in a Schedule 13G dated February 18, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require that directors, officers and beneficial owners of more than 10% of the Common Stock file certain reports regarding their beneficial ownership of Common Stock with the Securities and Exchange Commission. All such required reports were timely filed during and for 1997, except that Ali Wambold, a director of the Company until March, 1998, did not file an Annual Statement of Changes in Beneficial Ownership on Form 5 for the year ended December 31, 1997 until March 3, 1998.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's Proxy Statement for its annual meeting to be held in 1999, all stockholder proposals must be received by the Company on or prior to December 5, 1998.

                            SOLICITATION OF PROXIES

  This solicitation of proxies is being made on behalf of the Board of Directors. Such solicitation of proxies normally will be made by mail. Employees of the Company may also solicit proxies by telephone or personal contact, but at no additional compensation. Bankers, brokers and others holding Common Stock in their names or in the names of nominees will be reimbursed for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of such shares. The Company has retained D.F. King & Co. Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $5,000, plus reimbursement of out-of-pocket expenses. The total cost of solicitation of proxies will be borne by the Company.

  The Board of Directors is not aware of any other matters that may be brought before the Annual Meeting. The Company's by-laws provide, in general, that business may be properly brought before an annual meeting by a stockholder only if written notice of the stockholder's intent to bring such business before such annual meeting is received by the Secretary of the Company at least 60 days but no more than 90 days before the date of such annual meeting; provided that, in the event that less than 70 days' notice or prior public disclosure of the date of such annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such annual meeting was mailed or such public disclosure was made, whichever is earlier. If other matters not currently known properly come before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          LOGO
                                          DALE F. PERONA
                                          Secretary

Dated: April 10, 1998

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) WILL BE FURNISHED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF DALE F. PERONA, SECRETARY OF THE COMPANY, AT 101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611-2897.

                                                                        ANNEX I

                        TRUE NORTH COMMUNICATIONS INC.
                           EARNINGS PERFORMANCE PLAN
                          (ESTABLISHED MARCH 1, 1998)

SECTION 1. PURPOSE OF PLAN

  The purpose of the Plan is to promote the success of the Company by providing to senior executives who most impact the long-term performance of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Plan is intended to comprise one aspect of the Company's Performance Program, which is the term used to describe the various types of incentive-based compensation provided by the Company to certain of its executive officers.

SECTION 2. DEFINITIONS AND TERMS

  "Base Salary" in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time Participant is selected to participate for such Performance Period, exclusive of any commissions or other actual or imputed income from any employer-provided benefits or perquisites, but prior to any reductions for base salary deferred pursuant to any deferred compensation plan or pursuant to a qualified cash or deferred arrangement under Section 401(k) of the Code or a cafeteria plan under Section 125 of the Code.

  "Beneficiary" means the person or persons so designated by a Participant pursuant to Section 4.11.

  "Board" means the Board of Directors of the Company.

  "Bonus" means a cash payment or payment opportunity as the context requires.

  "Business Criteria" means any one or any combination of earnings per share, net income, operating income, return on equity, return on assets, total shareholder return, return on capital, market share, stock price, sales, costs, cash flow, retained earnings and cost management.

  "Change in Control" means (i) an acquisition (other than directly from the Company) of 15% or more of the beneficial interest in the voting stock of the Company by a party other than the Company or a Company-sponsored benefit plan or (ii) a change in the membership of the Board as a result of which the incumbent directors (together with the successors they nominate or approve for nomination) cease to be a majority of the membership of the Board.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Committee" means the committee of the Board that is responsible for administration of the Plan in accordance with Section 3.1.

  "Company" means True North Communications Inc., a Delaware corporation, and any successor or successors thereto.

  "Disability" shall have the same meaning as under the Company-sponsored long-term disability plan under which the applicable Participant is then eligible to participate.

  "Participant" means a senior executive of the Company or one of its subsidiaries who is selected to participate in the Plan by the Committee.

  "Performance Period" means each period of service with respect to which Performance Targets are set by the Committee. Subject to shareholder approval of the Plan, the initial Performance Period shall be the three-year period beginning January 1, 1998 and ending December 31, 2000. The duration of any subsequent Performance Period shall be determined by the Committee; provided that each Performance Period shall be at least one year.

  "Performance Target(s)" means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Participant for the Performance Period in respect of any one or more of the Business Criteria.

  "Retirement" means termination of employment after attainment of age 65. However, the Committee, within its discretion, may determine that a Participant who terminates employment prior to age 65 has terminated on account of Retirement.

  "Plan" means the True North Communications Inc. Earnings Performance Plan as amended from time to time.

  "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder, all as amended from time to time.

SECTION 3. ADMINISTRATION OF THE PLAN

  3.1 The Committee. The Plan shall be administered by a Committee consisting of at least three members of the Board, duly authorized by the Board to administer the Plan, who are "outside directors" within the meaning of Section 162(m).

  3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Targets and the responsibility for determining from among the Company's and its subsidiaries' senior executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses. In addition, the Committee shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Targets are set, those senior executives who shall participate in the Plan for that Performance Period.

  3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

SECTION 4. BONUS PROVISIONS

  4.1 Provision for Bonus. Each Participant may receive a Bonus only if and to the extent that the Performance Targets established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Targets shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Targets have been attained, the Committee may pay a Bonus in an amount less than that determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

  4.2 Selection of Performance Targets. The Performance Targets set by the Committee shall be based on specific Business Criteria, and the Committee shall specify the manner in which such Performance Targets shall be calculated. Performance Targets also may be based upon the attainment of specified levels of performance of the Company under one or more of the Business Criteria relative to the performance of other corporations. The specific Performance Targets with respect to the Business Criteria must be established by the Committee within the time periods required under Section 162(m) and while the performance relating to the Performance Targets remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Targets are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Targets are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Targets are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

  4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, no Participant shall receive a Bonus under the Plan for any Performance Period in excess of 75% of such Participant's annual Base Salary as of the first day of such Performance Period.

  4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Targets are set, those senior executives who will participate in the Plan.

  4.5 Effect of Mid-Period Commencement of Service. To the extent compatible with Sections 4.2 and 5.8, if services as a senior executive commence after the Performance Targets are established for a Performance Period, the Committee may grant to such executive a Bonus that is proportionately adjusted based on the period of actual service during the Performance Period.

  4.6 Changes Resulting from Material Acquisitions, Dispositions or Recapitalizations; Extraordinary Items; Accounting Changes. Subject to Section 5.8, if, after the Performance Targets are established for a Performance Period, a material change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid to a Participant under this Plan for such Performance Period may be determined without regard to such change, unless to do so would increase the participant's Bonus for such Performance Period.

  4.7 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant's Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee.

  4.8 Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Targets and any other material terms previously established by the Committee or set forth in the Plan have in fact been satisfied. No Bonus shall be paid to any Participant unless the pre-established minimum level of achievement of the applicable Performance Target has been satisfied.

  4.9 Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee's determinations under this Section 4 and the certification of the Committee's findings under
Section 4.8. Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, at its discretion (and subject to any prior written commitments and to any conditions consistent with Section 5.8 that it deems appropriate), may defer the payout of any Bonus to a Participant. The Committee may exercise this deferral discretion unilaterally or in response to a Participant's request for deferral; provided that such deferral request is irrevocable and is received in writing at a time when the amount of the Bonus in question remains substantially uncertain. In the case of the deferral of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Targets, any additional amount payable shall be based on a reasonable interest factor (in accordance with Section 162(m)) over the deferral period.

  4.10 Effect of Termination of Employment During a Performance Period. Except as provided below in this Section 4.10, if a Participant's employment with the Company and its subsidiaries is terminated voluntarily or involuntarily prior to the end of a Performance Period, such Participant shall not receive any Bonus under the Plan with respect to such Performance Period. Notwithstanding the foregoing, if a Participant's employment is terminated during a Performance Period by reason of such Participant's death, Disability or Retirement, at the discretion of the Committee, such participant (or in the case of death, his or her Beneficiary) may, at the end of the applicable Performance Period, receive a pro-rated portion of the Bonus that would have been paid to such Participant at that time had he or she not terminated employment. Also notwithstanding the foregoing, if a Participant's employment is terminated during a Performance Period and within two years after a Change in Control, such Participant shall receive a Bonus equal to the Bonus that would have been paid to such Participant at the end of such Performance Period if he or she had not terminated employment and the target level of performance had been achieved. Such Bonus shall be paid to the Participant as soon as practicable following his or her termination of employment.

  4.11 Beneficiary Designation. A Participant may designate a Beneficiary who is to receive, upon his or her death, the distributions that otherwise would have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Director of Corporate Human Resources during the lifetime of the Participant. A Participant may from time to time during his or her lifetime change his or her Beneficiary by a written instrument delivered to the Director of Corporate Human Resources. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reason such designation shall be ineffective, in whole or in part, the Bonus that otherwise would have been paid to such Participant shall be paid to his or her estate, and in such event the term "Beneficiary" shall include his or her estate.

SECTION 5. GENERAL PROVISIONS

  5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan or the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company or any of its subsidiaries. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Targets have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

  5.2 Discretion of Company, Board and Committee. Any decision made or action taken by the Company or the Board arising out of or in connection with the creation or amendment of the Plan, and any decision made or action taken by the Committee arising out of or in connection with the construction, administration, interpretation or effect of the Plan shall be within the absolute discretion of the Company, the Board or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

  5.3 Absence of Liability. No member of the Board nor any member of the Committee or any officer or other employee of the Company or any of its subsidiaries shall be liable for any act or inaction hereunder, whether of commission or omission.

  5.4 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property. Any obligations of the Company to any Participant under the Plan shall be those of a debtor, and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

  5.5 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee or in Section 4.9, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void. Subject to Section 5.9, no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.

  5.6 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Illinois (without regard to conflicts of laws).

  5.7 Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Targets used under the Plan. In addition, senior executives not selected to participate in the Plan may participate in other plans of the Company and/or its subsidiaries.

SECTION 6. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

  The Board or any duly authorized committee thereof may from time to time amend, suspend or terminate in whole or in part (and if suspended or terminated, may reinstate) any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment may be effective without shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m).

P R O X Y


                         TRUE NORTH COMMUNICATIONS INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The signatory hereby appoints BRUCE MASON, DONALD L. SEELEY and THEODORE J. THEOPHILOS, or any of them, with full power of substitution, attorneys and proxies with the powers the signatory would possess if personally present to vote all the shares of Common Stock of the signatory in TRUE NORTH COMMUNICA-TIONS INC. at the annual meeting of its stockholders to be held at The Univer-sity of Chicago Graduate School of Business Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, on May 13, 1998 at 10:00 a.m., local time, to vote on the proposals set forth on the opposite side of this card. This card also constitutes voting instructions by the undersigned to the re-spective trustees of the trusts maintained under the True North Communications Inc. Retirement Plan and the True North Communications Inc. Profit Sharing and Savings Plan for BJK&E (the "Plans") for all shares, if any, votable by the un-dersigned and held of record by such trustees. If there are any shares for which voting instructions are not timely received, and as respects any unallo-cated shares held under either Plan, the respective trustees will cause all such shares to be voted in the same proportion as such trustees vote shares for which timely instructions are received.

(change of address/comments)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1; FOR PROPOSAL 2 TO APPROVE THE EARNINGS PERFORMANCE PLAN COMPONENT OF THE TRUE NORTH PERFORMANCE PROGRAM; FOR PROPOSAL 3 TO APPROVE CERTAIN CHANGES TO THE VARIABLE INCENTIVE COMPENSATION COMPONENT OF THE TRUE NORTH PERFORMANCE PROGRAM; AND FOR PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1998. IF OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED ON THOSE MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES.

                                  -----------
                                  SEE REVERSE
                                      SIDE
                                  -----------

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

[X] Please mark                                                            2739
    your votes as in
    this example.


INSTRUCTION: To withhold authority to vote for any individual nominee(s), strike the name(s) of such nominee(s) from the names listed below.

1. Proposal to elect 11 directors:

                               FOR      WITHHELD
                               [_]        [_]

Bruce Mason, Charles D. Peebler, Jr., Richard S. Braddock, David A. Bell, Donald
M. Elliman, Jr., W. Grant Gregory, Leo-Arthur Kelmenson, Richard P. Mayer, Michael E. Murphy, J. Brendan Ryan and Stephen T. Vehslage.

2. Proposal to approve the Earnings Performance Plan component of the True North Performance Program.

                         FOR      AGAINST      ABSTAIN
                         [_]        [_]          [_]

3. Proposal to approve certain changes to the Variable Incentive Compensation component of the True North Performance Program.

                         FOR      AGAINST      ABSTAIN
                         [_]        [_]          [_]

4. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors for 1998.

                         [_]        [_]          [_]

Change of Address/Comments on Reverse Side

                                                 [_]

The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting of Stockholders and accompanying Proxy Statement.

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS. When shares are held by joint tenants, both should sign. When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc. please give full title as such. If a corporation, sign in full corporate name, by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person.


----------------------------------------

----------------------------------------
SIGNATURE(S)                 DATE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

                      [LOGO--TRUE NORTH FAMILY OF BRANDS]





                            [ARTWORK APPEARS HERE]